Exhibit 4.01

CERTIFICATE OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
INNOVUS PHARMACEUTICALS, INC.
Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of Innovus Pharmaceuticals, Inc., a Nevada corporation, does hereby certify as follows:
A.           The board of directors of the corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.
B.           The amendment and restatement of the articles of incorporation as set forth below has been approved by at least a majority of the voting power of the stockholders of the corporation, which is sufficient for approval thereof.
C.           This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
INNOVUS PHARMACEUTICALS, INC.
  ARTICLE I
NAME

The name of the corporation is Innovus Pharmaceuticals, Inc. (the “Corporation”).
  ARTICLE II
REGISTERED OFFICE
The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.
  ARTICLE III
PURPOSE
The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV
AUTHORIZED CAPITAL STOCK
The total authorized capital stock of the Corporation consists of three hundred million (300,000,000) shares of capital stock, par value $0.001 per share, consisting of (a) two hundred ninety two million five hundred thousand (292,500,000) shares of common stock, par value $0.001 per share, and (b) seven million five hundred thousand (7,500,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The board of directors of the Corporation is hereby vested, to the fullest extent permitted under the Nevada Revised Statutes (the “NRS”), with the authority to designate from time to time, by duly adopted resolution(s), one or more series of the Preferred Stock, to fix the number of shares constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series. Any such resolution prescribing a series of Preferred Stock must include a distinguishing designation for such series. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by these Amended and Restated Articles of Incorporation (as the same may be further amended from time to time, the “Articles of Incorporation”), including the certificate of designation relating to such series of Preferred Stock, or the NRS. To the extent provided in the certificate of designation relating to a series of Preferred Stock, the board of directors may increase (but not above the total number of then authorized and undesignated shares of Preferred Stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of such series.

ARTICLE V
DIRECTORS
The board of directors of the Corporation shall be elected or appointed in such manner as shall be provided in the bylaws of the Corporation (as amended from time to time, the “Bylaws”). Except as otherwise fixed or provided for pursuant to the provisions of the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, the number of directors may be changed from time to time in the manner provided in the Bylaws.
ARTICLE VI
INAPPLICABILITY OF CERTAIN NEVADA STATUTES
Section 1.                       Inapplicability of Combinations with Interested Stockholders Statutes. At such time, if any, as the Corporation becomes a “resident domestic corporation” (as that term is defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.
Section 2.                       Inapplicability of Acquisition of Controlling Interest Statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.
ARTICLE VII
INDEMNIFICATION; EXCULPATION
Section 1.                      Payment of Expenses. To the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 2.                       Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.
Section 3.                       Repeal and Conflicts. Any repeal or modification of Section 1 or Section 2 of Article VI approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Section 1 or Section 2 of Article VI and any other provision of the Articles of Incorporation, the terms and provisions of Section 1 and/or Section 2 of Article VI shall control.

ARTICLE VIII
MISCELLANEOUS
Section 1.                       Mandatory Forum. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”): (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Articles of Incorporation or Bylaws; (d) to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the sole and exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the sole and exclusive forum for such Action.
Section 2.                       Severability. If any provision or provisions of the Articles of Incorporation is held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of the Articles of Incorporation(including, without limitation, each portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any waybe affected or impaired thereby; and (b) to the fullest extent possible, the provisions of the Articles of Incorporation (including, without limitation, each such portion of any paragraph of the Articles of Incorporation containing any such provision heldto be invalid, illegal or unenforceable) shall be construed (i) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (ii) for the benefit of the Corporation to the fullest extent permitted by law.
Section 3.                       Deemed Notice and Consent. To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) the Articles of Incorporation (including, without limitation, Section 1 of this Article and this Section 3), (b) the Bylaws and (c) any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with the Articles of Incorporation, the Bylaws and applicable law.
Section 4.                       Amendments to Bylaws. The authority to adopt, amend or repeal the Bylaws or any provision thereof is hereby reserved exclusively to the board of directors of the Corporation, and the stockholders of the Corporation shall have no authority or right to adopt, amend or repeal the Bylaws.
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IN WITNESS WHEREOF, I have executed this Certificate of Amended and Restated Articles of Incorporation of Innovus Pharmaceuticals, Inc. as of October 10, 2016.

/s/ Bassam Damaj Name: Bassam Damaj Title: Chief Executive Officer